Exhibit 99.1

FOR IMMEDIATE RELEASE

James F. Dietz Joins Rentech Nitrogen’s Board of Directors

LOS ANGELES, CA (February 2, 2012) – Rentech Nitrogen Partners, L.P. (NYSE: RNF) is pleased to announce that James F. Dietz has been appointed as a member of the Board of Directors of the Company’s general partner.

Mr. Dietz has over 41 years of experience in the fertilizer and chemical industries, most recently serving as Executive Vice President and Chief Operating Officer of Potash Corporation of Saskatchewan Inc. (PotashCorp) from November 2000 until he retired in June 2010. While at PotashCorp, Mr. Dietz was responsible for the company’s worldwide operations as well as its Safety, Health, and Environment performance and the Procurement functions. He previously served as President of PotashCorp Nitrogen and held other executive positions at Potash Corp Nitrogen and its predecessor company Arcadian Corporation.

Mr. Dietz began his career with Standard Oil of Ohio (Sohio) at the Vistron Chemical Plant, working in various engineering and production supervisor positions in the nitrogen fertilizer facilities and later worked as Operations Manager in Vistron’s grassroots chemical plant. Mr. Dietz continued to work at the company through its acquisition by British Petroleum (BP) and resigned after 24 years of service to Sohio/BP to take the position of Vice President of Manufacturing with Arcadian Corporation. Mr. Dietz received a Bachelor of Chemical Engineering degree and a Master of Science in Chemical Engineering from The Ohio State University.

Commenting on Mr. Dietz’s appointment, D. Hunt Ramsbottom, Chief Executive Officer of Rentech, stated, “We are pleased Jim has joined our Board of Directors. His extensive management, operations and safety experience with nitrogen fertilizer facilities will be invaluable to us as we operate and grow Rentech Nitrogen’s business.”

Mr. Dietz said, “I am honored to be joining the Board of Rentech Nitrogen Partners and am looking forward to helping the Company maximize its position and opportunities in the nitrogen fertilizer business.”

Source Rentech Nitrogen Partners, L.P.

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of a nitrogen fertilizer facility located in East Dubuque, Illinois, owned by Rentech Nitrogen, LLC, the operating subsidiary of Rentech Nitrogen Partners, L.P. The facility is located in the Mid Corn Belt in the northwestern corner of Illinois, adjacent to the Iowa and Wisconsin state lines, and produces primarily anhydrous ammonia and urea ammonium nitrate solution, using natural gas as its primary feedstock, for sale to customers in the Mid Corn Belt.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net